 Exhibit 99.1

Contact:
URS Corporation                                                                                                   Sard Verbinnen & Co
Sam Ramraj                                                                                                            Hugh Burns/Jamie Tully/Briana Kelly
Vice President,                                                                                                           (212) 687-8080
Investor Relations
(415) 774-2700

DONALD R. KNAUSS JOINS URS BOARD

SAN FRANCISCO, CA – June 21, 2010 – URS Corporation (NYSE:URS) today announced that Donald R. Knauss, Chairman and Chief Executive Officer of The Clorox Company (NYSE: CLX), has joined the Company’s Board of Directors, effective immediately.

Martin M. Koffel, Chairman and Chief Executive Officer of URS, stated: “We are very pleased to welcome Don Knauss to our Board as an independent Director.  Mr. Knauss is a proven business leader, who has successfully managed some the most recognized brands in the world and currently oversees a global company with 8,300 employees, $5.5 billion in annual revenues and sales in more than 100 countries.  He brings valuable international business expertise and insight to the URS Board as we focus on continuing to capture growth opportunities in the wide-range of engineering and construction markets that we serve.”

Mr. Knauss commented: “I am very pleased to be joining the URS Board of Directors and look forward to collaborating with the other Board members and the Company’s management team as we seek to build long-term value for URS’ stockholders.”

Mr. Knauss joined The Clorox Company as Chairman of the Board and Chief Executive Officer in October 2006.  Prior to joining Clorox, Mr. Knauss spent 12 years with The Coca-Cola Company.  He joined Coca-Cola in 1994 as Senior Vice President of Marketing for The Minute Maid Company, and, in 1996, was promoted to Senior Vice President and General Manager for Minute Maid's U.S. retail operations.  Beginning in 1998, Knauss served nearly two years managing Coca-Cola's businesses in 10 countries in southern Africa.  In 2000, he was named President and Chief Executive Officer of The Minute Maid Company.  He became President and Chief Operating Officer of Coca-Cola North America in 2004.

Mr. Knauss holds a bachelor's degree in history from Indiana University and served as an artillery officer in the United States Marine Corps.  He currently serves on the Kellogg Company Board of Directors; the Dean's Advisory Board of Indiana University’s College of Arts & Sciences; and the boards of trustees of the University of San Diego, Morehouse College, and the Marine Corps University Foundation.

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; and decommissioning and closure services.  URS provides services for power, infrastructure, industrial and commercial, and federal projects and programs.  URS Corporation has approximately 42,000 employees in a network of offices in more than 30 countries (www.urscorp.com).

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